Exhibit 4.4

STERLING BANCSHARES, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

STERLING BANCSHARES, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

Sterling Bancshares, Inc. hereby establishes the 2004 Sterling Bancshares, Inc. Employee Stock Purchase Plan (the “Plan”) effective as of July 1, 2004. The terms of the Plan are as set forth below:

1. Definitions.

As used in the Plan the following terms shall have the meanings set forth below:

(a) “Account” means a ledger account established by the Company for a Participant and credited with the Participant’s contributions under the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Human Resources Programs Committee of the Board.

(e) “Company” means Sterling Bancshares, Inc., a Texas corporation, or any successor.

(f) “Company Stock” means the common stock, $1.00 par value, of the Company.

(g) “Eligible Compensation” means, with respect to a Participant, the regular base compensation and/or base commission paid to the Participant by the Participating Companies while an Eligible Employee during the Offering Period, including any elective salary deferral contributions made therefrom by the Participant pursuant to Code Sections 125, 129, 132(f)(4) or 401(k). All other items of compensation shall be disregarded under the Plan.

(h) “Eligible Employee” means an employee of the Participating Companies who is customarily employed for at least 20 hours per week. An Eligible Employee’s status shall continue during an authorized leave of absence, provided such leave is not expected to (or does not) result in a termination in his employment and provided further, that such leave is for a period of not more than 90 days or upon the expiration of such leave reemployment is guaranteed by contract or statute.

(i) “Enrollment Date” means the first day of an Offering Period.

(j) “Exercise Date” means the last day of each Offering Period.

(k) “Exercise Price” means, with respect to an Offering Period, 90% of the lower of the Fair Market Value of a share of the Company Stock on the applicable Enrollment Date or Exercise Date for such Offering Period.

(l) “Fair Market Value” means, with respect to shares of Company Stock, the closing price of a share on The Nasdaq Stock Market on the applicable date (or, if not traded on such date, on the immediately preceding trading date) as reported by Bloomberg Financial Markets, or any other reporting service approved by the Committee. If the shares are not listed on The Nasdaq Stock Market, Fair Market Value shall mean the closing sales price on the principal national securities exchange on which the shares are listed, as determined above. If no such quotations are available, or in the event the shares are not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee. Fair Market Value shall be subject to adjustment as provided in Section 14.

(m) “Offering Period” means each three consecutive month period beginning on a January 1, April 1, July 1, and October 1, with the initial Offering Period beginning on July 1, 2004.

(n) “Participant” means an Eligible Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 7.

(o) “Participating Companies” means the Company and each present and future Subsidiary which the Committee, in its sole discretion, designates as a Participating Company.

(p) “Subsidiary” means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code or any successor thereto, and shall include any limited liability company or partnership which is 100% owned directly or indirectly by the Company and either is disregarded as an entity for federal tax purposes or has elected to be taxed as a corporation.

2. Purpose of the Plan.

The purpose of the Plan is to provide an incentive for present and future Eligible Employees of the Participating Companies to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Company Stock. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered and construed in a manner consistent with the requirements of that section of the Code.

3. Shares Reserved for the Plan.

There shall be reserved for issuance and purchase by Participants under the Plan an aggregate of 1,500,000 shares of Company Stock, subject to adjustment as provided in Section 14 below. Shares of Company Stock subject to the Plan may be newly issued shares, treasury shares, shares purchased in the open market or any combination of the foregoing, as determined by the Committee in its discretion. If and to the extent that any option to purchase shares of Company Stock shall not be exercised for any reason or if such right to purchase shares shall terminate as provided herein, the shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated.

4. Administration of the Plan.

(a) The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the administration of the Plan, to correct any defect or rectify any omission in the Plan or to reconcile any inconsistency in the Plan or any option, and to make all other determinations necessary or advisable for the administration of the Plan, all of which actions and determinations shall be final, conclusive and binding on all persons. The act or determination of a majority of the members of the Committee shall be deemed to be the act or determination of the Committee.

(b) The Committee may request advice or assistance or employ such other persons as it in its discretion deems necessary or appropriate for the proper administration of the Plan, including delegating ministerial duties to the Company’s Employee Benefits Committee.

(c) All Eligible Employees granted options under the Plan shall have the same rights and privileges; however, the Plan will not fail to satisfy this requirement merely because the amount of Company Stock which may be purchased by any Eligible Employee is determined on the basis of a uniform relationship to the Eligible Compensation of Eligible Employees.

(d) All expenses of administering the Plan shall be paid by the Participating Companies.

(e) A separate Account will be maintained for each Participant in the Plan. Statements of Accounts will be given to Participants promptly following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share Exercise Price, the number of shares purchased and the remaining cash balance in the Participant’s Account, if any.

5. Eligibility to Participate in the Plan.

Each Eligible Employee who is employed by a Participating Company on the Enrollment Date for an Offering Period shall be eligible to participate in the Plan for that Offering Period subject to the further provisions of the Plan. However, nothing in the Plan shall confer on any Participant the right to continue in the employment of a Participating Company or limit the right of a Participating Company to terminate the employment of a Participant at any time with or without cause.

6. Offering Periods.

The Plan shall consist of consecutive Offering Periods beginning on July 1, 2004 and continuing until the Plan is terminated.

7. Election to Participate in the Plan.

(a) Each Eligible Employee who satisfies the eligibility requirements as of the Enrollment Date for the applicable Offering Period may elect to participate in the Plan for such Offering Period by completing an enrollment agreement in the form (written or electronic) provided by the Company (or its designee) and filing such enrollment agreement with the Company (or its designee) prior to the applicable Enrollment Date.

(b) Payroll deductions for a Participant shall commence on the first payroll date following the Participant’s Enrollment Date and shall continue until (i) changed or terminated by the Participant as provided below, (ii) the termination of the Plan, or (iii) the Participant ceases to be an Eligible Employee, whichever occurs first.

(c) A Participant’s election shall remain in effect for each successive Offering Period unless the Participant changes or terminates such election prior to the beginning of the Offering Period in accordance with the procedures established by the Committee.

8. Payroll Deductions.

(a) All Participant contributions to the Plan shall be made by payroll deductions only. At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant shall authorize payroll deductions to be made on each payroll date during the Offering Period in an amount equal to a designated percentage (in whole percentages only) of his Eligible Compensation, but not to exceed 10%. Such authorization shall be in writing and on such forms as provided by the Committee.

(b) All payroll deductions made for a Participant may be deposited in the Company’s general corporate account and shall be credited to the Participant’s Account under the Plan. No interest shall accrue or be credited with respect to the payroll deductions of a Participant under the Plan. A Participant may not make any additional payments into such Account. Pending application of the Accounts, the Company may, but shall not be obligated to, segregate the payroll deductions.

(c) Except as provided in Section 11, a Participant may not change his current contribution election during an Offering Period.

9. Grant of Options.

(a) Subject to the limitations set forth in Sections 3 and 9(b) hereof, each Participant for an Offering Period shall be granted an option on the Enrollment Date to purchase on the Exercise Date for such Offering Period a number of whole shares of the Company Stock determined by dividing such Participant’s payroll deductions accumulated during the Offering Period by the Exercise Price for such Offering Period.

(b) Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an option under the Plan (i) if, immediately after the grant, such Participant (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits such Participant’s rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of the Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. Further, subject to Section 14, the maximum number of shares that can be purchased during an Offering Period by any Participant shall not exceed 6,250 shares.

10. Exercise of Options.

(a) Unless a Participant withdraws or is deemed to have withdrawn from the Plan during an Offering Period as provided in Section 11, the Participant’s option for the purchase of shares for an Offering Period will be exercised automatically on the Exercise Date for such Offering Period, and the maximum number of whole shares subject to the option will be purchased for the Participant at the applicable Exercise Price with the accumulated payroll deductions then credited to the Participant’s Account. Notwithstanding the foregoing however, if the Fair Market Value of the stock is less than $1.00 per share on the applicable Exercise Date, then every Participant shall be deemed to have withdrawn from the Offering Period immediately prior to such Exercise Date and the Plan shall terminate.

(b) The certificates for purchased shares shall be issued by the Company as soon as reasonably practical following the Exercise Date. Any amounts remaining credited to an Account after being applied as provided above shall be returned to the Participant.

11. Withdrawal; Termination of Employment.

(a) A Participant may withdraw all, but not less than all, of the payroll deductions credited to the Participant’s Account under the Plan at any time prior to an Exercise Date by giving proper notice (written or electronic) to the Company (or its designee). All of the Participant’s payroll deductions credited to the Participant’s Account will be paid to him promptly after receipt of the Participant’s notice of withdrawal, the Participant’s participation in the Plan will be terminated, and no further payroll deductions for the purchase of shares will be made. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan unless proper notice (written or electronic) is delivered to the Company within the enrollment period preceding the commencement of a new Offering Period directing the Company to resume payroll deductions and the former Participant is at that time an Eligible Employee.

(b) In the event a Participant ceases to be an Eligible Employee prior to the Exercise Date of an Offering Period for any reason other than as provided in paragraph (c) below, the payroll deductions credited to the Participant’s Account will be automatically returned to the Participant and the Participant’s options to purchase shares under the Plan will be automatically terminated for such Offering Period.

(c) In the event a Participant ceases to be an Eligible Employee during an Offering Period either on or after reaching age 65, due to his disability under a Company long-term disability plan, or his death, no further contributions may be made to the Participant’s Account, and the balance of his Account at such time shall be applied to exercise his options at the end of that Offering Period as provided in Section 10, unless prior to such Exercise Date the Participant (or beneficiary, as the case may be) elects by proper notice (written or electronic) to the Company (or its designee) to receive a return in cash of all amounts then credited to the Participant’s Account in cancellation of the option to purchase shares under the Plan.

(d) A Participant’s withdrawal during an Offering Period will not affect the Participant’s eligibility to participate in a succeeding Offering Period.

12. No Transferability of Options.

Options to purchase Company Stock granted under the Plan are not transferable by a Participant (other than by will or the laws of descent and distribution) and are exercisable only by the Participant.

13. Restrictions on Shares.

Shares acquired upon the exercise of an option under the Plan may not be transferred, encumbered or otherwise disposed of by a Participant (except by will or the laws of descent and distribution) prior to the first anniversary of the Exercise Date on which such shares were purchased. The Company may place such legends on the share certificates or take such other actions, including without limitation, retaining the share certificates, as it may determine to be necessary or helpful to enforce such one-year restriction.

14. Adjustments Upon Changes in Capitalization.

(a) If the outstanding shares of Company Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments may be made in the number and/or kind of shares, and the per share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

(b) In all cases, the Committee shall have full discretion to exercise any of the powers and authority provided under this Section 14, and the Committee’s actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 14.

15. Amendment of the Plan.

The Board may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto, including, without limitation, stockholder approval if required.

16. Termination of the Plan.

The Plan and all rights of Eligible Employees hereunder shall terminate:

(a) on the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan;

(b) at any time, at the discretion of the Board;

(c) the Exercise Price is less than $1.00 per share; or

(d) on a Change of Control of the Company, as defined in the Company’s 2003 Stock Incentive and Compensation Plan or its successor.

In the event that the Plan terminates under circumstances described in Section 16(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis based on their Account balances and any amounts remaining in their Accounts shall be returned to the Participants. Upon all other terminations every Participant shall be deemed to have withdrawn pursuant to Section 11 immediately prior to such termination.

17. Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

18. Conditions Upon Issuance of Shares.

(a) The Plan, the grant and exercise of options to purchase shares of Company Stock under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. In the event the Company is required to obtain from any commission or agency authority to issue any stock certificate, the inability of the Company to obtain from any such commission or agency authority that counsel for the Company deems necessary for the lawful issuance of any such certificate will relieve the Company from liability to any Participant, except to return to him the amount of the balance in his account.

(b) The Company may make such provisions as it deems appropriate for withholding of amounts that the Company determines it is required to withhold pursuant to applicable tax laws in connection with the purchase or sale by a Participant of any Company Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Company Stock to such Participant.

(c) A Participant will have no interest in any shares of Company Stock to be purchased under the Plan or any rights as a stockholder with respect to such shares until the shares have been fully paid for and purchased as provided in the Plan.